                                                                     EXHIBIT 5.2

                                                                W. Lindsay Smith
                                                     Direct Dial: (864) 255-5403
                                                      Direct Fax: (864) 255-5483
                                                         E-mail: lsmith@wcsr.com

                               August 20, 2004



Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

        Re: Indenture dated as of May 16, 2003

Ladies and Gentlemen:


         We have acted as special South Carolina counsel for Oxford of South Carolina, Inc., a South Carolina corporation (the "Oxford SC") solely in connection with an Indenture dated as of May 16, 2003 among Oxford SC, its parent entity to whom this opinion is addressed, and certain other guarantor parties named therein, with SunTrust Bank, as Trustee (the "Indenture"). In this connection, we have examined and relied solely upon (1) the Loan Certificate of Oxford SC dated as of July 27, 2004, including the attached Exhibits thereto,
(2) the Unanimous Written Consent of Board of Directors of Oxford SC dated April 29, 2003, (3) the Secretary's Certificate of Oxford SC dated May 16, 2003, and the Corporation's Certification dated August 18, 2004. We have assumed the genuineness of all signatures on all documents submitted to us, the legal competency of each person executing the same in a representative capacity, and the conformity to original documents of all copies submitted to us. We have made no other independent investigation with respect to any factual matters necessary to render the opinion set forth hereinafter.

         Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Indenture has been duly authorized, executed and delivered by Oxford SC.

         We note that we do not represent Oxford SC generally or independently from our engagement in connection with this opinion. Accordingly, we have also assumed that Oxford SC is subject only to the statutes, rules, regulations, judgements, orders and other requirements of law of general applicability to corporations doing business in the State of South Carolina.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the addressee's proposed Registration Statement in connection with an exchange of certain registered notes for certain unregistered notes pursuant thereto.

         This opinion is being furnished only to the addressee hereof and is solely for its benefit. Except as stated above, this opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, and may not be quoted, published or otherwise disseminated, in each case without our prior written consent.


                                       WOMBLE CARLYLE SANDRIDGE & RICE
                                       A PROFESSIONAL LIMITED LIABILITY COMPANY



                                       By: /s/ W. Lindsay Smith
                                          --------------------------------------
                                          W. Lindsay Smith, Member-Manager